Exhibit 99.1

Iraq’s Oil Ministry to Deploy Bulldog Technologies Wireless Petroleum Tanker Truck Security Solution

Richmond, British Columbia, Canada – October 26, 2004 — Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions announced today that through its distributor, Energy Control Systems Corp. of Saudi Arabia, it has entered into a pilot project with the Iraqi Oil Ministry.

Over the last few weeks, the Iraqi Oil Ministry has encountered a greater number of petroleum tanker truck thefts but more worrisome is the increasing number of tankers that have been tampered with. The US Military is currently providing security services for convoys for these vary same tankers in order to ensure the continued supply of Iraqi oil. The contamination of the content of these tanker trucks put military forces at undue risk as they are escorting potential worthless cargo. The tainted contents of the tanker truck may then be added unknowingly to the larger holding tanks.

“The Iraq Oil Ministry has had a number of tanker trucks stolen which are later found empty,” said Fahad Al Mutairi, President of Energy Control Systems Corp., “however the more serious problem is that some tankers have had a portion of their contents removed and the trucks are then topped up with water to avoid detection. When the contaminated contents of the petroleum tanker truck are added to a million gallon holding tank, the contents of this tank are also contaminated, which is a much greater problem than a single truck.”

The security solution piloted by Iraq’s Oil Ministry is Bulldog’s Tanker BOSSTM. The Tanker BOSSTM is a triple-redundant electronic security solution that simultaneously monitors internal fluid levels and all ingress and egress points on tanker trucks. It interfaces to all existing Automatic Vehicle Location (AVL) Systems (i.e. GPS/Satellite/Cellular Net Systems). The Tanker BOSSTM solution is completely scalable as it can be used with any quantity and combination of level, flow and tamper sensor units to match the exact requirement of the application. It can also be used to replace expensive fuel level management systems. Working together, the sensors provide triple redundancy to ensure that the contents of the tanker are completely protected from theft and tampering.

“We are extremely excited about this opportunity,” noted John Cockburn, President and CEO of Bulldog Technologies, “and we are very confident that Bulldog’s Tanker BOSSTM solution will exceed the pilot project’s expectations on all fronts.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers. For further information, visit Bulldog on the Web at www.bulldog-tech.com.

About Energy Control Systems Corp.

Energy Control Systems Corp., based in Saudi Arabia, is a leader in the development and implementation of petroleum related management and control technology specializing in security solutions for the prevention of theft and tampering of petroleum products while being transported in medium and heavy-duty trucks. Energy Control Systems has the distribution rights for Bulldog Technologies’ Tanker BOSSTM solutions in Saudi Arabia, Iraq, United Arab Emirates, Oman, Kuwait, Qatar, Lebanon, Egypt and Jordan.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256